Exhibit h(3)

DATE: February 22, 2012

AMENDMENT TO

TRANSFER AGENCY AGREEMENT

SOUND SHORE FUND, INC.

-and-

CITI FUND SERVICES OHIO, INC.

AMENDMENT TO

TRANSFER AGENCY AGREEMENT

As mandated by Massachusetts Privacy Law, 201 CMR 17.00, the Transfer Agency Agreement between Citi Fund Services Ohio, Inc. (“Citi”) and Sound Shore Fund, Inc. (the “Fund”) dated as of January 29, 2009 (as amended and in effect on the date hereof, the “Agreement”) is hereby amended as set forth below. This Amendment shall as and from its date be read and construed with the Agreement and be treated as a part thereof. The terms of the Agreement except as amended by this Amendment are ratified and confirmed and the Agreement as amended by this Amendment shall remain in full force and effect.

Amendment.

1.	The second sentence of Section 36 is amended to read in its entirely as follows:

“Unless sooner terminated pursuant to Section 33, this Agreement shall continue for an indefinite period of time.”

2.	A new Section 42 of the Agreement is added as follows:

“SECTION 42. Citi acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”). Citi agrees: (i) not to disclose or use such information except as required to carry out Citi’s duties under this Agreement or as otherwise permitted by law in its ordinary course of business, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of February 22, 2012.

SOUND SHORE FUND, INC.

By:	/s/ Lowell Haims
Name:	Lowell Haims
Title:	Chief Administrative Officer
Date:	4-26-12

CITI FUND SERVICES OHIO, INC.

By:	/s/ Bruce Treff
Name:	Bruce Treff
Title:	V.P.
Date:	2-22-12